Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Sempra
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.400% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	457(r)	$1,250,000,000	100.000%	$1,250,000,000	.00014760	$184,500

Fees to Be Paid	—	—	—	—	—	—		—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,250,000,000		$184,500

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$184,500

(1)
The registration fee is calculated in accordance with Rule 457(r) of the Securitie
s
Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form
S-3ASR
(File
No. 333-272237)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.